EXHIBIT 99.1

BBSI Reports Strong First Quarter 2023 Financial Results

- Q1 2023 Net Income of $0.8 Million, or $0.12 per Diluted Share -

VANCOUVER, Washington, May 3, 2023 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the first quarter ended March 31, 2023.

First Quarter 2023 Financial Summary vs. Year-Ago Quarter

•
Revenues up 3% to $254.7 million.
•
Gross billings up 5% to $1.79 billion.
•
Average worksite employees (“WSEs”) up 3%.
•
Net income up to $0.8 million, or $0.12 per diluted share, compared to $0.3 million, or $0.04 per diluted share.

“Through our combination of pricing discipline and leverage, we achieved record first quarter earnings,” said BBSI President and CEO, Gary Kramer. “We continue to see strong controllable growth from the addition of net new clients, and we’re off to a successful start in our new benefits offering. Client hiring was slower in the quarter than the prior year, but our results are in line with our expectations, and we remain optimistic about our strengthening value proposition for our clients.”

First Quarter 2023 Financial Results

Revenues in the first quarter of 2023 increased 3% to $254.7 million compared to $246.4 million in the first quarter of 2022.

Total gross billings in the first quarter of 2023 increased 5% to $1.79 billion compared to $1.71 billion in the same year-ago quarter (see “Key Performance Metrics” below). The increase was driven by WSEs from net client additions and net client hiring, as well as from higher average billings per WSE.

Workers’ compensation expense as a percent of gross billings was 2.9% in the first quarter of 2023 and benefited from a favorable adjustment of prior accident year liability of $1.1 million. This compares to 2.8% in the first quarter of 2022, which included a favorable adjustment of prior accident year liability of $2.9 million.

Net income for the first quarter of 2023 was $0.8 million, or $0.12 per diluted share, compared to $0.3 million, or $0.04 per diluted share, in the year-ago quarter. The increase is primarily attributable to growth in revenue.

Liquidity

As of March 31, 2023, unrestricted cash and investments were $132.7 million compared to $159.7 million at the end of 2022. BBSI was debt free at quarter end.

Capital Allocation

BBSI’s board of directors has confirmed its regular quarterly cash dividend of $0.30 per share. The cash dividend will be paid on June 2, 2023, to all stockholders of record as of May 19, 2023.

On February 28, 2022, BBSI’s board of directors approved a stock repurchase program authorizing the Company to purchase up to $75 million of its stock over a two-year period. In the first quarter, BBSI repurchased 90,553 shares at an average price of $88.67 per share. At March 31, 2023, approximately $20 million remains available under the repurchase program.

Outlook

BBSI continues to expect the following for 2023:

•
Gross billings growth of 5% to 8%
•
Growth in the average number of WSEs of 2% to 4%
•
Gross margin as a percent of gross billings of 3.0% to 3.15%
•
Effective annual tax rate of 27% to 28%

Conference Call

BBSI will conduct a conference call on Wednesday, May 3, 2023, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the quarter ended March 31, 2023.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, May 3, 2023
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13737460

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at ir.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through June 3, 2023.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13737460

Key Performance Metrics

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three months ended March 31, 2023 and 2022.

	(Unaudited)
	Three Months Ended March 31,
(in thousands)	2023	2022
Gross billings	$1,789,218	$1,707,175
PEO and staffing wages	$1,551,352	$1,482,201

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)
	Percentage of Gross Billings
	Three Months Ended March 31,
	2023	2022
PEO and staffing wages	86.7%	86.8%
Payroll taxes and benefits	8.1%	8.0%
Workers' compensation	2.9%	2.8%
Gross margin	2.3%	2.4%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Three Months Ended March 31,
	2023	% Change	2022	% Change
Average WSEs	119,313	2.7%	116,197	9.3%
Ending WSEs	121,363	2.9%	117,924	8.8%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events and financial outlook are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include: economic conditions in the Company’s service areas; the lingering effects of the COVID-19 pandemic; inflation; the availability of certain fully insured medical and other health and welfare benefits to qualifying worksite employees; the effect of changes in the Company’s mix of services on gross margin; the Company’s ability to attract and retain clients and to achieve revenue growth; the availability of financing or other sources of capital; the Company’s relationship with its primary bank lender; the potential for material deviations from expected future workers’ compensation claims experience; changes in the workers’ compensation regulatory environment in the Company’s primary markets; litigation costs; security breaches or failures in the Company’s information technology systems; the collectability of accounts receivable; changes in executive management; the carrying value of deferred income tax assets and goodwill; the effects of conditions in the global capital markets on the Company’s investment portfolio; and the potential for and effect of acquisitions, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2022 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in thousands)	2023	2022
Assets
Current assets:
Cash and cash equivalents	$52,635	$91,423
Investments	80,088	68,325
Trade accounts receivable, net	188,013	163,838
Prepaid expenses and other	20,605	19,787
Restricted cash and investments	108,165	110,989
Total current assets	449,506	454,362
Property, equipment and software, net	47,272	45,954
Operating lease right-of-use assets	19,273	19,804
Restricted cash and investments	99,117	104,277
Goodwill	47,820	47,820
Other assets	3,358	3,281
Deferred income taxes	10,044	11,440
Total assets	$676,390	$686,938
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,384	$8,264
Accrued payroll, payroll taxes and related benefits	235,922	222,331
Income taxes payable	722	610
Current operating lease liabilities	7,029	6,957
Other accrued liabilities	29,314	31,603
Workers' compensation claims liabilities	58,233	62,917
Safety incentives liability	1,784	2,049
Total current liabilities	338,388	334,731
Long-term workers' compensation claims liabilities	143,408	153,070
Long-term operating lease liabilities	13,559	14,225
Customer deposits and other long-term liabilities	7,557	7,070
Stockholders' equity	173,478	177,842
Total liabilities and stockholders' equity	$676,390	$686,938

Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)	Three Months Ended
	March 31,
	2023	2022
Revenues:
Professional employer services	$232,307	$217,433
Staffing services	22,360	28,942
Total revenues	254,667	246,375
Cost of revenues:
Direct payroll costs	16,871	21,921
Payroll taxes and benefits	144,582	135,865
Workers' compensation	51,670	48,236
Total cost of revenues	213,123	206,022
Gross margin	41,544	40,353
Selling, general and administrative expenses	41,226	40,165
Depreciation and amortization	1,677	1,508
Loss from operations	(1,359)	(1,320)
Other income, net	2,313	1,636
Income before income taxes	954	316
Provision for income taxes	135	28
Net income	$819	$288
Basic income per common share	$0.12	$0.04
Weighted average basic common shares outstanding	6,866	7,406
Diluted income per common share	$0.12	$0.04
Weighted average diluted common shares outstanding	6,985	7,474

Investor Relations:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@gatewayir.com